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                                                                         EX-99.1


FOR IMMEDIATE RELEASE

Contacts:

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
At Hall, Kinion & Associates, Inc.           At The Financial Relations Board
Investor Contact:                            Janet Campbell (General Information)
Martin Kropelnicki                           Elizabeth Saghi (Analyst Contact)
Vice President & CFO                         (415) 986-1591
(415) 369-2208
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          HALL, KINION & ASSOCIATES ANNOUNCES PRELIMINARY FINANCIAL
                        RESULTS FOR FIRST QUARTER 2001


San Francisco, CA - March 13, 2001  -- Hall, Kinion & Associates, Inc. (NASDAQ:
HAKI), The Talent Source for the Internet Economy(TM), announced today preliminary first quarter financial results for the quarter ending April 1, 2001. Revenues and earnings are expected to be below expectations due to the continuing economic slowdown and its impact on Hall Kinion's IT staffing business. Based on preliminary estimates, the Company expects total revenues to be in the range of $60 to 62 million. Earnings per share estimates are now expected to be in the range of $0.08 to $0.12 per share.

"We are seeing the effects of a slowing economy, and accordingly, the Company is in the process of adjusting the business model to reflect our reduced expectations," stated Brenda Rhodes, CEO of Hall Kinion. "Our management team remains committed to taking the necessary measures to respond to these uncertain economic times," added Rhodes.

Final results for the first quarter and further details on the Company's expectations for 2001 will be provided in the conference call scheduled for May 1, 2001.

About Hall Kinion

Hall Kinion, The Talent Source for the Internet Economy(TM), provides specialized technology professionals on a contract and permanent basis to Internet companies; software and hardware vendors; Fortune 1000 companies with strong intranet and extranet initiatives; and e-commerce/Web-design firms. The company specializes in filling cutting-edge technology positions at R&D departments of technology leaders and innovative start-ups. With 41 offices in 25 major technology centers in the United States, England and recruiting resources in Asia through subsidiaries including TKO and IPEX, Hall Kinion serves the Silicon Valleys of the world.


The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding Hall Kinion's expectations, beliefs, hopes, intentions, models or strategies regarding the future. All forward-looking statements included in this release are based upon information available to Hall Kinion as of the date thereof, and Hall Kinion assumes no obligation to update any such forward looking statement. Actual results could differ materially from Hall Kinion's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the rate of hiring and productivity of sales and sales support personnel; the availability of qualified IT professionals; changes in the relative mix between contract services and permanent placement services; changes in the pricing of Hall Kinion's services; the timing and rate of entrance into new geographic markets and the addition of offices; the structure and timing of acquisitions, changes in demand for IT professionals; and general economic factors. The Company disclaims any obligation to update forward-looking statements contained in this press release. Please refer to the discussion of risk factors and other factors included in Hall Kinion's prospectus, dated April 3, 2000, the Report on Form 10-K/A for the year ended December 26, 1999 and other filings made with the Securities & Exchange Commission.

  Hall Kinion's World Wide Web site is located at http://www.hallkinion.com. For more information on Hall, Kinion & Associates, at no cost, please call
      1-800-PRO-INFO (U.S.) or 732-544-2850 (int'l), ticker symbol HAKI.